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                                                                Exhibit 99.16



SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (NOONEY REAL PROPERTY INVESTORS - TWO LP) :



                                                                                                THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                   MARCH 31,   MARCH 31,
                                      -----------------------------------------------------   ---------    ---------
(000'S)                                 1995       1996       1997       1998        1999        1999        2000
Earnings:
  Pretax income (loss)                $     54   $     17   $     88   $    (59)   $   (158)   $    (46)   $    (10)

Fixed Charges:
  Interest expense                         838        776        743        706         679         169         245
                                      --------   --------   --------   --------    --------    --------    --------
              Total fixed charges          838        776        743        706         679         169         245

              Total earnings               892        793        831        647         521         123         235

              Total fixed charges          838        776        743        706         679         169         245

Ratio of earnings to fixed charges        1.06       1.02       1.12       0.92        0.77        0.73        0.96
                                      ========   ========   ========   ========    ========    ========    ========

  Deficiency to cover fixed charges         --         --         --         59         158          46          10
                                      ========   ========   ========   ========    ========    ========    ========